Regency Energy Partners Reports Fourth-Quarter and Full-Year 2008 Results

Adjusted EBITDA in 2008 Increased 79%

DALLAS, March 2, 2009 – Regency Energy Partners LP (Nasdaq: RGNC) announced today its financial results for the fourth quarter and year ended December 31, 2008.

Adjusted EBITDA increased 43% to $61 million in the fourth quarter 2008, compared to $42 million in the fourth quarter 2007.  Revenue in the fourth quarter 2008 increased 9% to $365 million, compared to $335 million in the fourth quarter 2007.  Adjusted total segment margin increased 64% to $111 million in the fourth quarter 2008, compared to $68 million in the corresponding 2007 period.

Regency generated net income of $32 million in the three months ended December 31, 2008, compared to net income of $5 million in the previous year’s period.  This $27 million increase is primarily related to an increase in total segment margin related to 2008 acquisitions of Regency’s contract compression segment, Nexus and FrontStreet, non-cash gains from risk management activities, and organic growth projects.

Revenue for 2008 increased 57% to $1.9 billion, compared to $1.2 billion in 2007. Adjusted total segment margin increased by 93% to $441 million in 2008, compared to $229 million in 2007. Regency’s adjusted EBITDA increased 79% to $254 million in 2008, compared to $142 million in 2007.

For the year ended December 31, 2008, the Partnership recorded net income of $101 million, compared to a net loss of $14 million in 2007.  The increase is attributable to an expansion of the business through acquisitions and organic growth, non-cash gains from risk management, and the absence in 2008 of a debt-refinancing loss primarily associated with the early termination penalty for the redemption of 35% of Regency senior notes.

“Regency produced impressive year-over-year growth in our business – a testament to our growing fee-based business and strong hedging program which enabled us to experience minimal volatility despite a dramatic reduction in commodity prices in the third and fourth quarter of 2008,” said Byron Kelley, chairman, president and chief executive officer of Regency.

“Looking ahead to 2009, we plan to maintain our current distribution of 44.5 cents during the construction of the Haynesville Expansion Project and will continue a controlled approach to funding capital projects.  Our 2009 growth capital budget is approximately $120 million, reduced due to current capital market conditions.  With the majority of segment margin being fee-based and our 2009 hedging program, Regency is well positioned to mitigate any impact of continued downward pressures on natural gas and NGL pricing,” continued Kelley.

REVIEW OF SEGMENT PERFORMANCE

Gathering & Processing - The Gathering & Processing segment includes Regency's natural gas processing and treating plants, low-pressure gathering pipelines and NGL pipeline activities. Adjusted segment margin for Gathering & Processing, which excludes non-cash hedging gains and losses related to the Gathering & Processing segment, was $242 million for the year ended December 31, 2008, compared to $170 million for the same period in 2007, a 42% increase.

Total throughput volumes for the Gathering & Processing segment averaged 1.0 million MMBtu per day of natural gas, and processed NGLs averaged 22 thousand barrels per day for the year ended December 31, 2008, compared to 0.8 million MMbtu per day of natural gas and 22 thousand barrels for processed NGLs in 2007.

Transportation - The Transportation segment includes Regency's natural gas transportation pipelines and related facilities and activities.  Adjusted segment margin for the Transportation segment was $78 million for the year ended December 31, 2008, 33% higher than the $59 million in the same period in 2007. Total transportation throughput volumes for the Transportation segment averaged 771 thousand MMbtu per day of natural gas for the year ended December 31, 2008, compared to 752 thousand MMbtu per day of natural gas for the corresponding period in 2007.

Contract Compression - The Contract Compression segment provides customers with turnkey natural gas compression services to maximize natural gas production, throughput and cash flow.  Regency's integrated solutions include a comprehensive assessment of a customer's natural gas contract compression needs and the design and installation of a customized compression system.

Segment margin for Contract Compression segment was $126 million for the year ended December 31, 2008. Regency’s revenue generating horsepower at the end of the fourth quarter 2008 was 778,667, compared to 742,804 of revenue generating horsepower at the end of the third quarter 2008, a 5% increase.

CASH DISTRIBUTIONS

On January 28, 2009, Regency announced a cash distribution of 44.5 cents per outstanding common and subordinated unit for the fourth quarter ended December 31, 2008. This distribution is equivalent to $1.78 on an annual basis and was paid on February 13, 2009 to unitholders of record at the close of business on February 6, 2009.

In the fourth quarter 2008, Regency generated $41 million in cash available for distribution, representing coverage of 1.2 times the amount required to cover its announced distribution to common and subordinated unitholders and 1.1 times the amount required to cover the distribution to all unitholders, including Class D units.  The Class D units did not participate in 2008 distributions and converted to common units on a one-for-one basis on February 9, 2009.  In addition, the subordinated units converted to common units on February 17, 2009.

Regency makes distribution determinations based on its cash available for distribution and the perceived sustainability of distribution levels over an extended period.  In addition to considering the cash available for distribution generated during the quarter, Regency takes into account cash reserves established with respect to prior distributions, seasonality of results and its internal forecasts of adjusted EBITDA and cash available for distribution over an extended period.

Although Regency intends to maintain the current distribution of 44.5 cents through 2009, distributions are set by the Board of Directors and are driven by the long-term sustainability of the business.  In the event of a further deterioration in market conditions, including continued lack of access to both debt and equity markets, an increased cost of capital and/or decreased producer drilling activity, Regency will reevaluate this decision which could lead to a reduction in distributions.

ORGANIC GROWTH

Regency’s $355 million of 2008 organic growth capital expenditures included approximately $177 million for the fabrication of new compression packages and ancillary assets for the Contract Compression segment, $123 million spent on the Gathering & Processing segment, primarily in North Louisiana and South Texas, and approximately $55 million related to the expansion of the transportation system for the Haynesville Expansion Project.

 “In light of today’s capital markets, we have revisited all of our growth capital projects and prioritized those opportunities, and we have created a joint venture structure to finance the Haynesville Expansion Project,” said Kelley.  “Our revised 2009 growth capital is a reflection of our cautious approach to spending due to current market conditions, the difficulty in accessing capital and our effort to preserve unitholder value and distributions.  We will continue to monitor market conditions carefully and may further revise our growth plans.”

The $120 million in growth capital for 2009 will be divided among business segments, with approximately $95 million dedicated to the Contract Compression segment and the remaining $25 million toward the Gathering & Processing segment.  Based on an ongoing analysis of Gathering & Processing and Transportation opportunities, a greater portion of capital may be allocated to this segment as the year progresses.

TELECONFERENCE

Regency Energy Partners will hold a quarterly conference call to discuss fourth-quarter 2008 results on Monday, March 2, 2009, at 10 a.m. Central Time (11 a.m. Eastern Time).

The dial-in number for the call is 1-866-314-9013 in the United States, or +1-617-213-8053 outside the United States, pass code 24525058.  A live webcast of the call can be accessed on the investor information page of Regency Energy Partners’ Web site at www.regencyenergy.com. The call will be available for replay for 7 days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888) pass code 87196996.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-generally accepted accounting principles ("non-GAAP") financial measures of adjusted EBITDA, EBITDA, cash available for distribution, adjusted segment margin, segment margin, adjusted total segment margin, and total segment margin,  which are key measures of the Partnership’s financial performance.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations.

We define Adjusted EBITDA as net income (loss) plus interest expense, net, depreciation and amortization expense, income tax expense, non-cash losses (gains) from risk management activities and losses from non-cash commodity put option expirations. In deriving adjusted EBITDA for the fourth quarter of 2008, we made a positive adjustment for a non-cash loss on the sale of assets.

Adjusted EBITDA is used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

    --  financial performance of our assets without regard to
        financing methods, capital structure or historical cost basis;

    --  the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our unitholders and general partner;

    --  our operating performance and return on capital as compared to those of other companies in the midstream energy industry,

        without regard to financing methods or capital structure; and

    --  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment
        opportunities.

Our Adjusted EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate Adjusted EBITDA in the same manner.

We define cash available for distribution as:

•	Adjusted EBITDA
•	plus non-cash items affecting adjusted EBITDA, such as non-cash unit-based compensation expense related to our Long-Term Incentive Plan (LTIP),
•	minus interest expense,
•	minus maintenance capital expenditures,
•	minus (plus) income tax expense (benefit), and
•	plus cash proceeds from asset sales, if any.

Cash available for distribution is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to approximate the amount of operating surplus generated by the Partnership during a specific period and to assess our ability to make cash distributions to our unitholders and our general partner. Cash available for distribution is not the same measure as operating surplus or available cash, both of which are defined in our partnership agreement.

We define adjusted segment margin as segment operating revenues (including transportation and other service fees) less segment cost of sales plus non-cash losses (gains) from risk management activities and non-cash losses from commodity put option expirations. Adjusted segment margin is included as a supplemental disclosure because it is a primary performance measure used by management as it represents the results of product purchases and sales, a key component of our operations.

We define adjusted total segment margin as total operating revenues less the cost of sales plus non-cash losses (gains) from risk management activities and losses from non-cash commodity put option expirations.  Our adjusted total segment margin equals the sum of our Gathering and Processing adjusted segment margin, Transportation segment margin, our Contract Compression segment margin, and inter-segment eliminations.

Our segment margin measures may not be comparable to similarly titled measures of other companies because other entities may not calculate segment margin amounts in the same manner.

Schedules presenting Regency's consolidated statements of operations, segment margin and operating information by segment, as well as schedules reconciling adjusted EBITDA, cash available for distribution, adjusted segment margin, and adjusted total segment margin to the most directly comparable financial measures calculated and presented in accordance with GAAP are available on Regency's Web site at www.regencyenergy.com and as an attachment to this document.

This press release may contain forward-looking statements regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management's current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include changes in laws and regulations impacting the gathering and processing, transportation and contract compression businesses, the level of creditworthiness of the Partnership's counterparties, the Partnership's ability to access the debt and equity markets, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership's transactions, changes in commodity prices, interest rates, demand for the Partnership's services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids.  Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-840-5467
shannon.ming@regencygas.com

Media Relations:
Emily Bruce
HCK2 Partners
972-716-0500 x21
emily.bruce@hck2.com

Condensed Consolidated Statements of Operations

Regency Energy Partners LP
Condensed Consolidated Statements of Operations
($ in thousands)

	Three Months Ended December 31,		Year to Date December 31,
	2008	2007	2008	2007

REVENUES
Gas sales	$203,888	$206,321	$1,126,760	$744,681
NGL sales	53,918	110,355	409,476	347,737
Gathering, transportation and other fees, including related party amounts	80,078	31,091	286,507	100,644
Net realized and unrealized gain (loss) from risk management activities	18,367	(23,468)	(21,233)	(34,266)
Other	8,438	10,858	62,294	31,442
Total revenues	364,689	335,157	1,863,804	1,190,238

OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts	239,892	279,501	1,408,333	976,145
Operation and maintenance	36,580	16,969	131,629	58,000
General and administrative	12,539	6,785	51,323	39,713
Loss (gain) on asset sales, net	38	(40)	472	1,522
Management services termination fee	-	-	3,888	-
Transaction expenses	1,084	420	1,620	420
Depreciation and amortization	27,928	15,951	102,566	55,074
Total operating costs and expenses	318,061	319,586	1,699,831	1,130,874

OPERATING INCOME	46,628	15,571	163,973	59,364

Interest expense, net	(14,982)	(10,276)	(63,243)	(52,016)
Loss on debt refinancing	-	-	-	(21,200)
Other income and deductions, net	(118)	301	332	1,252
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	31,528	5,596	101,062	(12,600)

Income tax expense (benefit)	(408)	866	(266)	931
Minority interest	147	175	312	305
NET INCOME (LOSS)	$31,789	$4,555	$101,016	$(13,836)

Segment Financial and Operating Data

	Three Months Ended December 31,		Year to Date December 31,
($ in thousands)	2008	2007	2008	2007

Gathering and Processing Segment
Financial data
Segment margin (1)(2)	$69,174	$39,294	$256,380	$154,761
Adjusted segment margin	$55,483	$50,943	$241,672	$169,710
Operating data
Throughput (MMbtu/d)(1)	1,122,468	923,084	1,025,779	772,930
NGL gross production (BBls/d)	22,662	23,414	22,390	21,808

(1) Segment margin and throughput volumes in 2007 vary from previously disclosed amounts due to pooling accounting for our FrontStreet assets acquired in January 2008
(2) The combined segment margins varies from consolidated segment margin due to intercompany elimination.

	Three Months Ended December 31,		Year to Date December 31,
($ in thousands)	2008	2007	2008	2007

Transportation Segment
Financial data
Segment margin (1)	$19,946	$16,362	$78,161	$59,332
Adjusted segment margin	$19,946	$16,667	$78,161	$58,942
Operating data
Throughput (MMbtu/d)	771,655	735,081	770,939	751,761

(1) The combined segment margins varies from consolidated segment margin due to intercompany elimination.

	Three Months Ended December 31,		Year to Date December 31,
($ in thousands)	2008	2007	2008	2007
Contract Compression Segment
Financial data
Segment margin (1)	$39,988	$-	$125,503	$-
(1) The combined segment margins varies from consolidated segment margin due to intercompany elimination.

	At September 31,		At December 31,
Contract Compression Segment Operating Data	2008	2007	2008	2007
Operating data
Revenue generating horsepower	742,804	-	778,667	-
Average horsepower per revenue generating compression unit	851	-	856	-

Reconciliation of Non-GAAP Measures to GAAP Measures

	Three Months Ended December 31,		Year to Date December 31,
($ in thousands)	2008	2007	2008	2007

Net income (loss)	$31,789	$4,555	$101,016	$(13,836)
Income tax expense (benefit)	(408)	866	(266)	931
Interest expense, net	14,982	10,276	63,243	52,016
Depreciation and amortization	27,928	15,951	102,566	55,074
EBITDA (a)	$74,291	$31,648	$266,559	$94,185
Non-cash loss (gain) from risk management activities	(13,691)	11,122	(14,708)	11,500
Non-cash put option expiration	-	832	-	3,059
LTIP accelerated vesting charge	-	-	-	11,928
Loss (gain) on sale of assets	38	(40)	472	1,522
Loss on debt refinancing	-	-	-	21,200
Management services termination fee	-	-	3,888	-
Acquisition expenses	-	420	491	420
Other income/expense	-	(1,741)	(2,229)	(1,735)
Management fee	-	86	-	155
Adjusted EBITDA	$60,638	$42,327	$254,473	$142,234
a) Earnings before interest, taxes, depreciation and amortization.

Reconciliation of “cash available for distribution” to net cash flows provided by operating activities and to net income

Three Months Ended
($ in thousands)	December 31, 2008
Net cash flows provided by operating activities	$32,018
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization, including debt issuance cost amortization	(28,573)
Equity income and minority interest in earnings	(147)
Risk management portfolio valuation changes	13,691
Loss on asset sales	(38)
Unit based compensation expenses	(1,219)
Cash flow changes in current assets and liabilities:
Trade accounts receivable and accrued revenues	(29,732)
Other current assets	6,653
Trade accounts payable, accrued cost of gas and liquids, and related party payables	29,647
Other current liabilities	9,701
Other assets and liabilities	(212)
Net income	$31,789
Add (deduct):
Income tax benefit	(408)
Interest expense, net	14,982
Depreciation and amortization	27,928
EBITDA	$74,291
Add (deduct):
Risk management portfolio valuation changes	(13,691)
Loss on asset sales	38
Adjusted EBITDA	$60,638
Add (deduct):
Unit based compensation expenses	1,219
Interest expense, excluding capitalized interest	(15,341)
Maintenance capital expenditures	(5,675)
Proceeds from asset sales	144
Income tax benefit	408
Cash available for distribution	$41,393

Non-GAAP Adjusted Segment Margin to GAAP Net Income (Loss)

	Three Months Ended December 31,		Year to Date December 31,
($ in thousands)	2008	2007	2008	2007

Net income (loss)	$31,789	$4,555	$101,016	$(13,836)
Add:
Operation and maintenance	36,580	16,969	131,629	58,000
General and administrative	12,539	6,785	51,323	39,713
Management services termination fee	-	-	3,888	-
Transaction expense	1,084	420	1,620	420
Loss (gain) on sale of assets	38	(40)	472	1,522
Depreciation and amortization	27,928	15,951	102,566	55,074
Interest expense, net	14,982	10,276	63,243	52,016
Loss on debt refinancing	-	-	-	21,200
Other income and deductions, net	118	(301)	(332)	(1,252)
Income tax expense (benefit)	(408)	866	(266)	931
Minority interest	147	175	312	305
Total Segment Margin	$124,797	$55,656	$455,471	$214,093
Non-cash loss (gain) from risk management activities	(13,691)	11,122	(14,708)	11,500
Non-cash put option expiration	-	832	-	3,059
Adjusted Total Segment Margin	$111,106	$67,610	$440,763	$228,652

Transportation segment margin	19,946	16,362	78,161	59,332
Non-cash loss (gain) from risk management activities	-	305	-	(390)
Adjusted Segment Margin for Transportation	$19,946	$16,667	$78,161	$58,942

Contract Compression Segment Margin	$39,988	-	$125,503	$-
Inter-segment elimination	(4,311)	-	(4,573)	-
Adjusted Segment Margin for Gathering and Processing	$55,483	$50,943	$241,672	$169,710